UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)
October 22, 2007
LIMELIGHT NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33508 (Commission File Number)	20-1677033 (IRS Employer Identification No.)
2220 W. 14th Street
Tempe AZ 85281
(Address of principal executive offices, including zip code)
(602) 850-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement
     On November 12, 2007, Limelight Networks, Inc. (the “Company”) issued a press release announcing that Philip Maynard has been named as Senior Vice President, Chief Legal Officer, and Secretary. The full text of the press release concerning the foregoing is furnished herewith as Exhibit 99.1.
     The Company entered into an employment agreement with Mr. Maynard with an effective date of October 22, 2007. Mr. Maynard’s employment agreement provides that the Company will pay Mr. Maynard an annual salary of $225,000. Mr. Maynard’s employment agreement also provides that he is eligible to receive an annual incentive bonus of $75,000, prorated for calendar year 2007. This incentive bonus will be payable upon the achievement of performance goals established by the Board of Directors of the Company or by the Compensation Committee of the Board of Directors of the Company.
     Pursuant to Mr. Maynard’s employment agreement, Mr. Maynard was issued an option to purchase 200,000 shares of common stock at an exercise price of $9.93 per share under the terms of the 2007 Equity Incentive Plan of the Company. One-fourth of the total number of shares of common stock subject to this option vest and become exercisable on October 22, 2008. Thereafter, an additional one thirty-sixth of the total remaining number of shares of common stock subject to this option vest and become exercisable on the twenty-second day of each calendar month.
     In the event that the Company consummates a change of control transaction, which Mr. Maynard’s employment agreement defines as the consummation of a merger or consolidation or the approval of a plan of complete liquidation or for the sale or disposition of all or substantially all of the Company’s assets, 50% of Mr. Maynard’s then outstanding unvested equity awards will vest.
     In the event that the Company terminates Mr. Maynard’s employment without cause or Mr. Maynard resigns for good reason, in either case in connection with a change of control, Mr. Maynard will receive continued payment for 12 months of his then current annual salary, 100% of the current year’s target annual incentive bonus, 100% of Mr. Maynard’s then outstanding unvested equity awards will vest and reimbursement for premiums paid for continued health benefits under the Company’s health plan until the earlier of 12 months or the date upon which Mr. Maynard and Mr. Maynard’s eligible dependents become covered under similar plans.
     In the event that the Company terminates Mr. Maynard’s employment without cause or Mr. Maynard resigns for good reason, in either case other than in connection with a change of control, Mr. Maynard will receive continued payment for 12 months of his then current annual salary, the actual earned target annual incentive bonus for the current year, if any, pro-rated to the date of termination and reimbursement for premiums paid for continued health benefits under the Company’s health plans until the earlier of 12 months or the date upon which Mr. Maynard and Mr. Maynard’s eligible dependents become covered under similar plans.
     Mr. Maynard’s employment agreement also provides that that the Company will reimburse Mr. Maynard for certain reasonable expenses, including a limited housing allowance and moving related expenses.
     A complete copy of the employment agreement with Mr. Maynard is filed herewith as Exhibit 99.2 and is incorporated herein by reference. The foregoing description of the terms of the employment agreement is qualified in its entirety by reference to such Exhibit.
Item 9.01. Financial Statements and Exhibits
          (d) Exhibits.

Exhibit Number	Description
99.1	Press release dated November 12, 2007.

99.2	Employment Agreement with Philip Maynard effective October 22, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.
/s/ Matthew Hale
Matthew Hale
Chief Financial Officer

Date: November 13, 2007